EXHIBIT 99.1

Contact:	The Aaron's Company, Inc.
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678.402.3590
Mike.Dickerson@Aarons.com

The Aaron's Company Reports Full Year and Fourth Quarter Revenues and Earnings; Initiates Outlook for 2021

Full Year 2020 Highlights
•Full Year 2020 Revenues of $1.735 Billion
•Diluted EPS of ($7.85); Non-GAAP Diluted EPS of $3.02, Up 43.8%
•Adjusted EBITDA of $208.9 Million, Up 26.4%
•Same Store Revenues Up 1.8%; E-commerce Lease Revenues Up 41%
Fourth Quarter 2020 Highlights
•Fourth Quarter Revenues of $430 Million
•Diluted EPS of $0.08; Non-GAAP Diluted EPS $0.79, Up 11.3%
•Adjusted EBITDA of $53.7 Million, Up 4.8%
•Same Store Revenues Up 3.4%; E-commerce Lease Revenues Up 39%
Refer to the "Basis of Presentation" section below for information regarding the consolidated and combined financial results for the periods discussed in this release.

ATLANTA, February 23, 2021 - The Aaron’s Company, Inc. (NYSE: AAN), a leading technology-enabled omnichannel provider of lease-purchase solutions, today announced financial results for the full year and fourth quarter ended December 31, 2020.
"We are pleased to announce another quarter of solid financial results to conclude a strong year for Aaron's," said Douglas Lindsay, Chief Executive Officer of The Aaron’s Company. "I am proud of the dedication of our team members who continue to provide exceptional customer service during the ongoing COVID-19 pandemic. We believe our investments in customer servicing platforms, decisioning technologies, new store formats and fast-growing e-commerce channel are delivering positive momentum in financial performance and lease portfolio growth. We remain focused on executing our key strategic priorities:

simplifying and digitizing the customer experience; aligning our store footprint to the customer opportunity; and promoting the Aaron's value proposition of low payments, high approval rates, and best-in-class service."
Results of Operations - Full Year 2020
For the full year 2020, consolidated revenues were $1.735 billion, a decline of 2.8% compared to the full year 2019. This decline is the result of a reduction of 253 company-operated stores in 2019 and 2020, partially offset by a 1.8% increase in same store revenues for the full year 2020.
Adjusted EBITDA for the full year 2020 was $208.9 million, an increase of $43.6 million or 26.4% compared to the full year of 2019. As a percentage of revenues, adjusted EBITDA margin was 12.0% compared to 9.3% in 2019, an increase of 270 basis points. The increase in adjusted EBITDA is primarily due to an improvement in customer payment activity, fewer lease merchandise returns and efficiencies in store operations. Write-offs were 4.2% of lease revenues in 2020, a 200 basis point improvement over 2019.
Non-GAAP EPS for the full year 2020 was $3.02, an increase of 43.8% compared to the $2.10 reported for the full year 2019.
The Company generated $355.8 million in cash from operations during the twelve months ended December 31, 2020 and ended the year with $76.1 million in cash. Total available liquidity was $311.4 million and total debt was less than $1 million as of December 31, 2020.
Results of Operations - Fourth Quarter 2020
For the fourth quarter of 2020, consolidated revenues were $430.2 million compared with $435.0 million for the fourth quarter of 2019, a decrease of 1.1%. The decrease in consolidated revenues was primarily due to the net reduction of 75 company-operated stores during 2020, partially offset by strength in customer payment activity. On a same store revenue basis, revenues increased 3.4% in the fourth quarter compared to the prior year quarter, the sixth quarter of positive same store revenue growth in the last eight quarters, and the third consecutive quarter in a row.

Adjusted EBITDA for the Company was $53.7 million for the fourth quarter of 2020, compared with $51.2 million for the same period in 2019, an increase of $2.5 million, or 4.8%. As a percentage of revenues, adjusted EBITDA was 12.5% in the fourth quarter of 2020 compared with 11.8% for the same period in 2019, an improvement of 70 basis points. The improvement in adjusted EBITDA margin was primarily due to a 300 basis point reduction in write-offs to 4.3% of lease revenues, partially offset by the impact of one-time benefits related primarily to real estate sale and leaseback transactions and other miscellaneous items in the fourth quarter of 2019. Before the impact of these one-time items in the fourth quarter of 2019, adjusted EBITDA margin in the fourth quarter of 2020 would have improved 250 basis points.
Net earnings for the fourth quarter of 2020 were $2.9 million compared to net earnings of $20.5 million in the prior year period. Net earnings in the fourth quarter of 2020 included $12.1 million in pre-tax spin-related retirement charges, $9.2 million in pre-tax restructuring charges and $7.0 million in pre-tax spin-related separation charges. Net earnings in the fourth quarter of 2019 included $2.5 million in pre-tax restructuring charges.
Diluted earnings per share for the fourth quarter of 2020 were $0.08 compared with diluted earnings per share of $0.61 in the year ago period. On a non-GAAP basis, diluted earnings per share were $0.79 in the fourth quarter of 2020 compared with non-GAAP diluted earnings per share of $0.71 for the same quarter in 2019, an increase of $0.08 or 11.3%.
Franchise Performance
Franchisee revenues totaled $405.1 million for the full year of 2020, a decrease of 6.4% from the full year of 2019 primarily due to a reduction in franchise locations. Franchisee revenues totaled $97.1 million for the fourth quarter of 2020, a decrease of 4.1% from the fourth quarter of 2019 primarily due to a reduction in franchise locations. Same-store revenues for franchised stores increased 6.1% for the fourth quarter of 2020 compared with the same quarter in 2019. Revenues and customers of franchisees are not revenues and customers of the Company.

2021 Outlook
For the full-year 2021, we expect consolidated revenues between $1.65 billion and $1.70 billion, and adjusted EBITDA of between $155 million and $170 million. In addition, we have assumed an effective tax rate for 2021 of approximately 25%, depreciation and amortization of between $70 million and $75 million, and a diluted weighted average share count of approximately 35 million shares. This outlook assumes no significant deterioration in the current retail environment or in the state of the U.S. economy as compared to its current condition, a gradual improvement in global supply chain conditions, and no incremental government stimulus or supplemental unemployment benefits in response to the COVID-19 pandemic.

	2021 Outlook
(In thousands, except per share amounts)	Low	High
Total Revenues	$1,650,000	$1,700,000
Adjusted EBITDA	155,000	170,000
Capital Expenditures	80,000	90,000
Free Cash Flow	80,000	90,000
Annual Same-Store Revenues	0%	2%

Basis of Presentation
The financial statements and related results discussed herein for periods prior to and through the date of the separation and distribution, November 30, 2020, were prepared on a combined standalone basis and were derived from the consolidated financial statements and accounting records of PROG Holdings, Inc. The financial statements for the period from December 1, 2020 through December 31, 2020 are consolidated financial statements of the Company and its subsidiaries, each of which is wholly-owned, and is based on the financial position and results of operations of the Company as a standalone company.
The combined financial statements prepared through November 30, 2020 include all revenues and costs directly attributable to the Company and an allocation of expenses from PROG Holdings, Inc. related to certain corporate functions and actions. These costs include executive management, finance, treasury, tax, audit, legal, information technology, human resources and risk management functions and the related benefit cost associated with such functions, including stock-based compensation. These expenses have been allocated to the Company based on direct usage or benefit where specifically identifiable, with the remaining expenses allocated primarily on a pro rata basis using an applicable measure of revenues, headcount or other relevant measures.
Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on Tuesday, February 23, 2021, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's investor relations website, investor.aarons.com. The webcast will be archived for playback at that same site.
About The Aaron's Company Inc.
    Headquartered in Atlanta, The Aaron's Company, Inc. (NYSE: AAN), is a leading, technology-enabled omnichannel provider of lease-purchase solutions. The Aaron’s Company engages in the sales and lease ownership and specialty retailing of furniture, appliances, consumer electronics and accessories through its approximately 1,300 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform, Aarons.com. For more information, visit investor.aarons.com and Aarons.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “remain,” “believe,” “outlook,” “expect,” “assume,” “assumed,” and similar terminology. These risks and uncertainties include factors such as (i) the impact of the COVID-19 pandemic and related measures taken by governmental or regulatory authorities to combat the pandemic, and whether additional government stimulus payments or supplemental unemployment benefits will be approved, and the nature, amount and timing of any such payments or benefits, including the impact of the pandemic and such measures on: (a) demand for the lease-to-own products offered by us, (b) our customers, including their ability and willingness to satisfy their obligations under their lease agreements, (c) our suppliers’ ability to provide us with the merchandise we need to obtain from them, (d) our employees and labor needs, including our ability to adequately staff our operations, (e) our financial and operational performance, and (f) our liquidity; (ii) the possibility that the operational, strategic and shareholder value creation opportunities expected from the separation and spin-off of the Aaron’s Business into what is now The Aaron’s Company, Inc. may not be achieved in a timely manner, or at all; (iii) the failure of that separation to qualify for the expected tax treatment; (iv) changes in the enforcement and interpretation of existing laws and regulations and the adoption of new laws and regulations that may unfavorably impact our businesses; (v) legal and regulatory proceedings and investigations, including those related to consumer protection laws and regulations, customer privacy, third party and employee fraud and information security; (vi) the risks associated with our strategy and strategic priorities not being successful, including our e-commerce and real estate repositioning and optimization initiatives or being more costly than anticipated; (vii) risks associated with the challenges faced by our business, including the commoditization of consumer electronics and our high fixed-cost operating model; (viii) increased competition from traditional and virtual lease-to-own competitors, as well as from traditional and online retailers and other competitors; (ix) financial challenges faced by our franchisees, which we believe may be exacerbated by the COVID-19 pandemic and related governmental or regulatory measures to combat the pandemic; (x) increases in lease merchandise write-offs, especially in light of the COVID-19 pandemic and its adverse economic impacts; and the other risks and uncertainties discussed under "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Statements in this press release that are “forward-looking” include without limitation statements about: (i) the execution of our key strategic priorities; (ii) the growth and other benefits we expect from executing those priorities; (iii) our 2021 financial performance outlook; and (iv) the impact on our 2021 financial performance of additional rounds of government stimulus payments. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

THE AARON'S COMPANY, INC.
Consolidated and Combined Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
REVENUES:
Lease and Retail Revenues	$386,906	$388,357	$1,577,809	$1,608,832
Non-Retail Sales	32,942	38,760	127,652	140,950
Franchise Royalties and Fees	10,324	7,835	29,458	34,695
	430,172	434,952	1,734,919	1,784,477
COST OF REVENUES:
Cost of Lease and Retail Revenues	128,574	133,592	540,583	559,232
Non-Retail Cost of Sales	28,788	30,172	110,794	113,229
	157,362	163,764	651,377	672,461
GROSS PROFIT	272,810	271,188	1,083,542	1,112,016
OPERATING EXPENSES:
Personnel Expenses	124,670	121,003	476,575	499,993
Other Operating Expenses, Net	96,686	89,839	419,108	426,774
Provision for Lease Merchandise Write-Offs	16,164	27,834	63,642	97,903
Restructuring Expenses, Net	9,226	2,455	42,544	39,990
Impairment of Goodwill	—	—	446,893	—
Retirement Charges	12,060	—	12,634	—
Separation Costs	7,024	—	8,184	—
	265,830	241,131	1,469,580	1,064,660
OPERATING PROFIT (LOSS)	6,980	30,057	(386,038)	47,356
Interest Expense	(1,381)	(3,720)	(10,006)	(16,967)
Loss on Debt Extinguishment	(4,079)	—	(4,079)	—
Other Non-Operating Income, Net	1,422	1,046	2,309	3,881
EARNINGS (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	2,942	27,383	(397,814)	34,270
INCOME TAX EXPENSE (BENEFIT)	67	6,861	(131,902)	6,171
NET EARNINGS (LOSS)	$2,875	$20,522	$(265,912)	$28,099

EARNINGS (LOSS) PER SHARE	$0.08	$0.61	$(7.85)	$0.83
EARNINGS (LOSS) PER SHARE ASSUMING DILUTION	$0.08	$0.61	$(7.85)	$0.83
WEIGHTED AVERAGE SHARES OUTSTANDING	33,981	33,842	33,877	33,842
WEIGHTED AVERAGE SHARES OUTSTANDING ASSUMING DILUTION	34,901	33,842	33,877	33,842

THE AARON'S COMPANY, INC.
CONSOLIDATED AND COMBINED BALANCE SHEETS
(In thousands)

	(Unaudited)
	December 31,
	2020	2019
	(In Thousands)
ASSETS:
Cash and Cash Equivalents	$76,123	$48,773
Accounts Receivable (net of allowances of $7,613 in 2020 and $10,720 in 2019)	33,990	37,079
Lease Merchandise (net of accumulated depreciation and allowances of $458,405 in 2020 and $467,769 in 2019)	697,235	781,598
Property, Plant and Equipment, Net	200,370	207,301
Operating Lease Right-of-Use Assets	238,085	305,257
Goodwill	7,569	447,781
Other Intangibles, Net	9,097	14,234
Income Tax Receivable	1,093	5,927
Prepaid Expenses and Other Assets	89,895	92,381
Total Assets	$1,353,457	$1,940,331
LIABILITIES & SHAREHOLDERS' EQUITY:
Accounts Payable and Accrued Expenses	$230,848	$220,596
Deferred Income Taxes Payable	62,601	157,425
Customer Deposits and Advance Payments	68,894	47,692
Operating Lease Liabilities	278,958	335,807
Debt	831	341,030
Total Liabilities	642,132	1,102,550

Shareholders' Equity:
Common Stock, Par Value $0.50 Per Share: Authorized: 112,500,000 Shares at December 31, 2020; Shares Issued: 35,099,571 at December 31, 2020	17,550	—
Additional Paid-in Capital	708,668	—
Retained Earnings	1,881	—
Former Parent Invested Capital	—	837,800
Accumulated Other Comprehensive Loss	(797)	(19)
	727,302	837,781
Less: Treasury Shares at Cost
894,660 Shares at December 31, 2020	(15,977)	—
Total Liabilities & Shareholders' Equity	$1,353,457	$1,940,331

THE AARON'S COMPANY, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)	Year Ended December 31,
(In Thousands)	2020	2019
OPERATING ACTIVITIES:
Net (Loss) Earnings	$(265,912)	$28,099
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation of Lease Merchandise	503,593	528,382
Other Depreciation and Amortization	67,667	73,582
Accounts Receivable Provision	30,753	46,721
Stock-Based Compensation	24,442	13,486
Deferred Income Taxes	(119,193)	18,226
Impairment of Assets	477,854	30,344
Non-Cash Lease Expense	95,864	110,615
Other Changes, Net	10,056	(3,917)
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Additions to Lease Merchandise	(619,397)	(734,641)
Book Value of Lease Merchandise Sold or Disposed	203,761	236,627
Accounts Receivable	(27,914)	(39,881)
Prepaid Expenses and Other Assets	(4,303)	(18,151)
Income Tax Receivable	4,834	6,610
Operating Lease Right-of-Use Assets and Liabilities	(110,295)	(120,287)
Accounts Payable and Accrued Expenses	63,261	9,435
Customer Deposits and Advance Payments	20,698	727
Cash Provided by Operating Activities	355,769	185,977
INVESTING ACTIVITIES:
Proceeds from Investments	—	1,212
Purchases of Property, Plant & Equipment	(69,037)	(79,932)
Proceeds from Property, Plant, and Equipment	8,430	14,005
Acquisitions of Businesses and Customer Agreements, Net of Cash Acquired	(14,793)	(14,285)
Proceeds from Dispositions of Businesses and Customer Agreements, Net of Cash Disposed	359	2,813
Cash Used in Investing Activities	(75,041)	(76,187)
FINANCING ACTIVITIES:
(Repayments) Borrowings on Revolving Facility, Net	—	(16,000)
Proceeds from Debt	5,625	—
Repayments on Debt and Related Fees	(347,960)	(68,531)
Shares Withheld for Tax Payments	(5,227)	—
Debt Issuance Costs	(3,193)	(40)
Other Transfers From Former Parent	97,344	11,428
Cash (Used in) Provided by Financing Activities	(253,411)	(73,143)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	33	120
Increase (Decrease) in Cash and Cash Equivalents	27,350	36,767
Cash and Cash Equivalents at Beginning of Year	48,773	12,006
Cash and Cash Equivalents at End of Year	$76,123	$48,773
Net Cash Paid (Received) During the Year:
Interest	$10,418	$16,460
Income Taxes	$(64,013)	$(4,554)

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for 2020 exclude certain charges including amortization expense resulting from franchisee acquisitions, restructuring charges, early termination charges incurred to terminate a sales and marketing agreement, goodwill impairment charges, retirement charges associated with the retirement of the former Chief Executive Officer of Aaron's Holdings Company, Inc. and other Company executive-level employees, separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company, loss on extinguishment of debt, and an income tax benefit resulting from the revaluation of a net operating loss carryback. Non-GAAP net earnings and non-GAAP diluted earnings per share for 2019 exclude certain Aaron's charges including amortization expense resulting from franchisee acquisitions, acquisition transaction and transition costs related to franchisee acquisitions and restructuring charges. The amounts for these pre-tax non-GAAP adjustments, which are tax-effected using estimated tax rates which are commensurate with non-GAAP pre-tax earnings, can be found in the Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to non-GAAP Net Earnings and Earnings Per Share Assuming Dilution table in this press release.
The EBITDA and adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above. The amounts for these pre-tax non-GAAP adjustments can be found in the Quarterly EBITDA tables in this press release.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings per share provide management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount. This measure may be useful to an investor in evaluating the underlying operating performance of our business.

EBITDA and adjusted EBITDA also provide management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:
•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.
•Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.
•Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
    Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the Company's GAAP revenues and earnings before income taxes, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and adjusted EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings (Loss) and Earnings (Loss) Per Share Assuming Dilution to Non-GAAP Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Earnings (Loss) Before Income Taxes	$2,942	$27,383	$(397,814)	$34,270
Add: Franchisee-Related Intangible Amortization Expense	1,488	1,911	5,971	11,983
Add: Restructuring Expenses, net	9,226	2,455	42,544	39,990
Add: Acquisition Transaction and Transition Costs	—	100	—	475
Add: Sales and Marketing Early Contract Termination Fees	—	—	14,663	—
Add: Separation Costs	7,024	—	8,184	—
Add: Impairment of Goodwill	—	—	446,893	—
Add: Retirement Charges	12,060	—	12,634	—
Add: Loss on Debt Extinguishment	4,079	—	4,079	—
Non-GAAP Earnings Before Income Taxes	36,819	31,849	137,154	86,718

Less: NOL Carryback Revaluation	—	—	(35,540)	—
Income taxes, calculated using a non-GAAP Effective Tax Rate	9,229	7,980	$69,813	$15,615
Non-GAAP Net Earnings	$27,590	$23,869	$102,881	$71,103

Earnings (Loss) Per Share Assuming Dilution(1)	$0.08	$0.61	$(7.85)	$0.83
Add: Franchisee-Related Intangible Amortization Expense	0.04	0.06	0.18	0.35
Add: Restructuring Expenses, net	0.26	0.07	1.25	1.18
Add: Acquisition Transaction and Transition Costs	—	—	—	0.01
Add: Sales and Marketing Early Contract Termination Fees	—	—	0.43	—
Add: Separation Costs	0.20	—	0.24	—
Add: Impairment of Goodwill	—	—	13.10	—
Add: Retirement Charges	0.35	—	0.37	—
Add: Loss on Debt Extinguishment	0.12	—	0.12	—
Non-GAAP Earnings (Loss) Per Share Before Income Taxes Assuming Dilution(1)	$1.05	$0.74	$7.84	$2.37

Less: NOL Carryback Revaluation	—	—	(1.04)	—
Tax Effect of non-GAAP adjustments	$(0.24)	$(0.03)	$(3.83)	$(0.27)
Non-GAAP Earnings Per Share Assuming Dilution(1)(2)	$0.79	$0.71	$3.02	$2.10

Weighted Average Shares Outstanding Assuming Dilution	34,901	33,842	34,107	33,842
(1)For the twelve months ended December 31, 2020, the GAAP Weighted Average Shares Outstanding Assuming Dilution was 33,877 and the Non-GAAP Weighted Average Shares Outstanding Assuming Dilution was 34,107.
(2)In some cases, the sum of individual EPS amounts may not equal total non-GAAP EPS calculations due to rounding.

The Aaron's Company, Inc.
Non-GAAP Financial Information
Quarterly and Year-to-date EBITDA
(In thousands)

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net Earnings (Loss)	$2,875	$20,522	$(265,912)	$28,099
Income Taxes	67	6,861	(131,902)	6,171
Earnings (Loss) Before Income Taxes	$2,942	$27,383	$(397,814)	$34,270
Interest Expense	1,381	3,720	10,006	16,967
Depreciation	15,293	15,354	60,878	60,288
Amortization	1,674	2,194	6,788	13,294
EBITDA	$21,290	$48,651	$(320,142)	$124,819
Sales and Marketing Early Contract Termination	—	—	14,663	—
Separation Costs	7,024	—	8,184	—
Restructuring Expenses, net	9,226	2,455	42,544	39,990
Acquisition Transaction and Transition Costs	—	100	—	475
Goodwill Impairment	—	—	446,893	—
Retirement Charges	12,060	—	12,634	—
Loss on Debt Extinguishment	4,079	—	4,079	—
Adjusted EBITDA	$53,679	$51,206	$208,855	$165,284

Reconciliation of 2021 Outlook for EBITDA
(In thousands)

Fiscal Year 2021 Ranges
Consolidated Total
Estimated Net Earnings	$61,000 - $68,000
Taxes	20,000 - 23,000
Projected Earnings Before Taxes	81,000 - 91,000
Interest Expense	1,000
Separation Costs	3,000
Depreciation and Amortization	70,000 - 75,000
Projected Adjusted EBITDA	$155,000 - $170,000